Exhibit 5.1

August 22, 2025

Plus Therapeutics, Inc.

2710 Reed Road, Suite 160

Houston, Texas 77002

Re: Plus Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Plus Therapeutics, Inc., a Delaware corporation (the “Company”), of 20,075,000 shares (the “Registered Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 20,000,000 shares of Common Stock that are to be offered and may be issued under the Company’s Fifth Amended and Restated 2020 Stock Incentive Plan (the “2020 Plan”), and (ii) 75,000 shares of Common Stock issuable pursuant to the Company’s 2015 New Employee Incentive Plan (as amended, the “2015 Plan,” and together with the 2020 Plan, the “Plans”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as counsel to the Company in connection with the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation of the Company as amended and as presently in effect, the amended and restated bylaws of the Company, minute books and corporate records of the Company, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of the respective Plans and the options or other awards granted thereunder, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP